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FOR IMMEDIATE RELEASE

Contact:  Jack Sholl
714-545-0100 ext. 3013

VIRATEK TO SUPPORT 26
PHARMACEUTICAL CLINICAL TRIALS IN 1994


COSTA MESA, Calif., January 24, 1994 -- Viratek, Inc. (AMEX:VRA) said today it will support 26 clinical trials in 1994 at a cost of nearly $6 million.

In a letter to shareholders, the company said Viratek begins 1994 with a full complement of a scientific and support staff of 40 engaged in all facets of pharmaceutical research and development, including discovery, preclinical and clinical development, regulatory affairs and licensing. In addition to 26 ongoing clinical trials on its own behalf and for SPI Pharmaceuticals, some 30 additional clinical trials are planned.

Key among the current studies are two Phase III clinical trials that are now nearing completion with the company's patented antiviral Virazole (ribavirin) in the treatment of chronic hepatitis C, a blood-borne viral infection that can lead to liver cancer or cirrhosis of the liver, both fatal conditions. A third Phase III trial is being sponsored by the National Institutes of Health Liver Unit. The company plans to apply for authorization for this indication in the U.S. and in major world markets in coming months.

A series of double-blind, placebo-controlled trials with Virazole capsules is also underway in Mexico against chronic hepatitis C in children and patients not responding to interferon, as well as other forms of hepatitis. All together, 430 patients are enrolled in these trials. Virazole already is authorized in 22 countries for general and acute viral hepatitis.

Overall, Virazole is now used in over 40 countries to treat at least one of eight different viral infections. In the U.S. and over 20 countries it is used in aerosol form to treat babies hospitalized with severe lower respiratory tract infection caused by respiratory syncytial virus (RSV).

Clinical studies with other compounds now underway include three trials with the anticancer drug tiazofurin. A trial at Boston
University Medical Center in patients suffering from myelogenous leukemia in blast crisis will serve as a second confirmation study to an already completed trial at the Indiana University Medical
Center.  In another study, also in chronic myelogenous leukemia in
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blast crisis, the combination of intravenous tiazofurin and oral
Virazole is being investigated at the University of Arkansas
Medical Center. The last is a 30-patient trial comparing tiazofurin to Taxol in refractory ovarian cancer at the Indiana
University Medical Center.

In Mexico, an immunomodulator is being tested in patients suffering from chronic bronchitis in a double-blind, placebo-controlled study, and the calcium channel blocker lidamidine chlorhydrate is the subject of two double-blind, placebo-controlled studies against irritable bowel syndrome.

In addition to the clinical trials now underway and others planned, Viratek recently initiated a new discovery program based on antisense technology that selectively blocks the expression of specific genetic material causing cancer, viral infections and skin disorders. The antisense program is headed by Dr. Wilfried E. Seifert, director of research and former director of the Laboratory for Molecular Biology at the Max Planck Institute for Biophysical Chemistry in Gottingen, Germany.

"With the addition of this basic research, Viratek has a complete research and development program, ranging from discovery to preclinical and late Phase III development," said Nils Johannesson, M.D., Ph.D., president of Viratek.

In addition, Dr. Johannesson noted that Viratek's total program is supplemented by work of independent investigators, such as a National Institute of Allergy and Infectious Diseases trial studying a combination of low-dose ribavirin and standard-dose DDI for the treatment of HIV infection.

Viratek is a biotechnology company specializing in the discovery and development of therapeutics and diagnostics based on nucleic acid research.